Exhibit 99.1

Parkway Acquisition Corp. Announces Fourth Quarter 2020 Results

FOR IMMEDIATE RELEASE

For more information contact:

Blake Edwards, President & CEO – 276-773-2811

Lori Vaught, EVP & CFO – 276-773-2811

FLOYD, VA, and INDEPENDENCE, VA, February 17, 2021 /PRNewswire-FirstCall/ -- Parkway Acquisition Corp. (“Parkway” or the “Company”) (OTC QX: PKKW) – the holding company for Skyline National Bank (“Skyline” or the “Bank”) – announced fourth quarter 2020 earnings.

Net income for the three months ended December 31, 2020 was $1.7 million or $0.28 per share, compared with $1.7 million or $0.28 per share for the three months ended December 31, 2019. Net income for the year ended December 31, 2020 was $5.9 million or $0.97 per share, compared with $7.2 million or $1.16 per share for the year ended December 31, 2019. Fourth quarter earnings represented an annualized return on average assets (“ROAA”) of 0.79% and an annualized return on average equity (“ROAE”) of 7.92% for the quarter ended December 31, 2020, compared to 0.98% and 8.47%, respectively, for the quarter ended December 31, 2019. Earnings for the year ended December 31, 2020 represented a ROAA of 0.75% and a ROAE of 7.06%, compared to 1.05% and 9.10%, respectively, for the year ended December 31, 2019.

Blake Edwards, President and CEO, commented “We are pleased with our results for 2020 despite the challenging environment we have been in and continue to face in the near term. To say 2020 was a challenging year is obviously an understatement. Throughout our industry net interest margins were negatively impacted due to swift reductions in short term interest rates late in the first quarter of 2020. Noninterest income was also pressured as the pandemic response restrained economic activity and transaction volumes. Fortunately, our tremendous work in originating Small Business Administration Paycheck Protection Program (“SBA-PPP”) loans and increases in mortgage origination fees helped to offset at least a part of these negative impacts. SBA-PPP and other government stimulus plans also contributed to strong deposit growth for the year. Approximately 40% of the near 1,300 SBA-PPP loans we originated were to customers who were new to Skyline. This helped us grow our customer base especially in our newer markets in North Carolina.

Edwards concluded, “Margin compression will continue to impact earnings as the Federal Reserve maintains its’ accommodative, near-zero interest rate policy, however we will remain focused on asset quality, cost containment, and building on the solid balance sheet growth that we experienced last year. We continue to believe we are well positioned for growth and success in the future despite the short-term impacts of COVID-19.”

Highlights

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Net income in 2020 reflected fees earned from SBA-PPP loans originated totaling $1.7 million, as well as a year-over-year increase in noninterest income of $382 thousand, which included higher revenues from secondary market mortgage originations as well as increased gains from sales of securities. 2020 noninterest expenses also increased by $1.8 million from 2019 primarily due to additional overhead cost from branch expansions.

●

Net interest margin (“NIM”) was 3.95% for the fourth quarter 2020, compared to 3.75% in the third quarter of 2020, and 4.40% in the fourth quarter of 2019. The NIM compression is a reflection of the exceptionally low interest rate environment as well as continual competitive pressure on loan rates.

●

Net loans were $659.2 million at December 31, 2020, down 2.04% when compared to September 30, 2020 and up 16.37% compared to December 31, 2019. The year over year increase primarily reflects the addition of $81.9 million in SBA-PPP loans, as well as organic growth of $44.6 million. The net loan decrease during the quarter was a result of SBA-PPP paydowns of $29.3 million outpacing organic growth of $15.4 million.

●

Total deposits were $755.5 million at December 31, 2020, an increase of $41.5 million from $714.0 million at September 30, 2020, and an increase of $144.3 million from $611.2 million at December 31, 2019. The increase reflects core deposit growth (noninterest and interest-bearing demand, savings and money market accounts) primarily attributed to organic growth from the SBA-PPP loan program, government economic stimulus funds, as well as growth from recent branch expansions into North Carolina markets.

●	Total stockholders’ equity was $85.1 million at December 31, 2020 compared to $81.4 million at December 31, 2019. Book value per share rose to $14.08 per share from $13.27 the prior year.
●

The Company’s board of directors has also authorized the extension of the share repurchase program through January 19, 2023 which authorizes the Company to buy back up to 350,000 shares. There remains 182,500 shares available in the plan to repurchase as conditions deem favorable in privately negotiated transactions or open market purchases.

Coronavirus (COVID-19) Response

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The Bank has shifted its branch lobby operations throughout the year as case count data was received on an ongoing basis. It is continuing to serve its customers primarily through drive-thru, online banking, and in-person when requested, with hopes to reopen lobby doors to the public in early 2021.

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The Bank began receiving requests for loan deferments on March 23, 2020. During 2020, the Bank approved approximately 250 requests for loan payment deferment of approximately $64.9 million in loans. As of December 31, 2020, 18 loans with total outstanding balances of $9.0 million remained in deferment status.

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The Bank participated in the SBA-PPP and originated loans totaling $81.9 million. As of December 31, 2020, $29.3 million in SBA-PPP loan balances had been forgiven or paid off. Contractual interest earned on SBA-PPP loans totaled $527 thousand, while net fees recognized totaled $1.7 million. Gross SBA-PPP loans totaling $52.5 million with net deferred fees of $1.4 million remained on the balance sheet at December 31, 2020.

●	The Bank is participating in the next round of SBA-PPP loans and has received approval on approximately $20.0 million in funding to date in 2021.

Balance Sheet Review

Total assets were $855.4 million at December 31, 2020, compared with $817.0 million at September 30, 2020, and $706.3 million at December 31, 2019. Asset growth primarily reflected increased net loans, including SBA-PPP loans, and higher liquid asset balances due to deposit growth.

Total loans were $664.1 million at December 31, 2020, down $13.6 million from $677.7 million at September 30, 2020, and up $93.7 million from $570.4 million at December 31, 2019. Of the $81.9 million in SBA-PPP loans originated in April through August 2020, approximately $52.5 million with net deferred fees of $1.4 million remained on the balance sheet at December 31, 2020. Organic growth in new and existing markets was $15.4 million during the quarter and $44.6 million year-over-year.

Asset quality has remained strong with a ratio of nonperforming loans to total loans of 0.72% at December 31, 2020. The allowance for loan losses to total loans was 0.74% (approximately 0.80%, excluding guaranteed SBA-PPP loans) at December 31, 2020. Total nonperforming loans were $4.8 million compared to $5.0 million at December 31, 2019. As of December 31, 2020, 18 loans were in payment deferral status with a total outstanding balance of $9.0 million.

Total deposits were $755.5 million at December 31, 2020, up from $714.0 million at September 30, 2020, and up from $611.2 million at December 31, 2019. Noninterest bearing deposits of $231.9 million at December 31, 2020 were up $10.9 million from $221.0 million at September 30, 2020, and up $66.0 million from $165.9 million at December 31, 2019. Interest bearing deposits were $523.7 million at December 31, 2020, up $30.7 million from $493.0 million at September 30, 2020, and up $78.4 million from $445.3 million at December 31, 2019. A significant portion of the growth year-over-year is attributed to increased balances held by customers during the pandemic, new relationships developed from the SBA-PPP program, as well as organic growth in new and existing markets.

Stockholders’ equity increased to $85.1 million at December 31, 2020 compared with $83.7 million at September 30, 2020 and $81.4 million at December 31, 2019. Book value increased from $13.27 per share at December 31, 2019, and $13.81 per share at September 30, 2020, to $14.08 per share at December 31, 2020.

Operational Results for the quarter and year ended December 31, 2020

Total interest income increased by $652 thousand for the quarter ended December 31, 2020 compared to the quarter ended December 31, 2019. Total interest income was $31.7 million for the year ended December 31, 2020 compared to $30.8 million for the year ended December 31, 2019. The increase in the quarterly comparisons was primarily attributable to SBA-PPP fees accreted into interest income of $1.0 million. For the year ended December 31, 2020, $1.7 million of SBA-PPP fees have been accreted into interest income. There remains $1.4 million in SBA-PPP fees to be accreted into income as of December 31, 2020. Accretion of purchased loan discounts resulting from the Company’s mergers with Great State Bank (“Great State”) and Cardinal Bankshares Corporation (“Cardinal”) increased interest income by $261 thousand in the fourth quarter of 2020 compared to $440 thousand in the fourth quarter of 2019; year-over-year accretion of purchase loan discounts decreased by $370 thousand.

Interest expense increased by $35 thousand for the quarter ended December 31, 2020 compared to the quarter ended December 31, 2019. Total interest expense was $3.4 million for the year ended December 31, 2020 compared to $2.9 million for the year ended December 31, 2019. The increase was primarily attributed to a $78.4 million increase in interest-bearing deposits in the year over year comparison. Amortization of premiums on acquired time deposits, which reduces interest expense, totaled $39 thousand in the fourth quarter of 2020, compared to $74 thousand in the fourth quarter of 2019; year-over-year amortization of premiums decreased by $195 thousand.

Net interest income was $7.7 million and $28.3 million for the three month and twelve month periods ended December 31, 2020, compared to $7.0 million and $27.9 million for the three month and twelve month periods ended December 31, 2019.

Our net interest margin remained strong, at a rate of 3.95% for the quarter ended December 31, 2020, although down from 4.40% for the quarter ended December 31, 2019. The decline is due to increasing competition in our markets for both loans and deposits, in addition to a generally lower interest rate environment and the low rate of SBA-PPP loans, as well as a reduction in the overall impact of the aforementioned purchase accounting adjustments. We expect these trends to continue to place downward pressure on our net interest margin in 2021.

There was a provision for loan losses of $162 thousand for the quarter ended December 31, 2020, compared to a recovery of loan losses of $10 thousand for the quarter ended December 31, 2019. The $534 thousand increase in the provision year-over-year was due mainly to organic growth of $44.6 million in the Bank’s loan portfolio during 2020. The reserve for loan losses at December 31, 2020 was approximately 0.74% of total loans, compared to 0.68% at December 31, 2019. Management’s estimate of probable credit losses inherent in the acquired Great State and Cardinal loan portfolios was reflected as a purchase discount which will continue to be accreted into income over the remaining life of the acquired loans. As of December 31, 2020, the remaining unaccreted discount on the acquired loan portfolios totaled $2.0 million. This remaining discount can be used for credit losses if a loss occurs on individual loans in the purchased portfolios.

Total noninterest income was $1.3 million in the fourth quarter of 2020 compared to $1.3 million in the fourth quarter of 2019. Noninterest income increased by $382 thousand for the year ended December 31, 2020 compared to 2019 results, despite the decrease in of $211 thousand in service charges on deposit accounts. Noninterest income growth was a key factor in the Company’s 2020 financial results as year-over-year net interest margins were negatively impacted by the low interest rate environment, and the Fed’s lowering of rates paid on overnight funds. Mortgage origination fees increased by $261 thousand in the year-over-year comparison. The mortgage department closed approximately $43.5 million of mortgage loans for the secondary market during the year ended December 31, 2020 compared to $24.0 million for the year ended December 31, 2019. Gains from sales of available-for-sale securities totaled $315 thousand for the year ended December 31, 2020 compared to $49 thousand for the year ended December 31, 2019. Deposit account-based service charges and fees decreased by $71 thousand and $211 thousand in the quarterly and annual comparisons, respectively, due to reduced consumer spending as well as increased balances held by our customers.

Total noninterest expenses for the three month and twelve month periods ended December 31, 2020 increased compared with the same periods in 2019, reflecting additional costs associated with branching activities into new North Carolina markets. Salary and benefit costs increased by $1.4 million due primarily to the increase in full time equivalent employees in the year-over-year comparison. Amortization of core deposit intangibles decreased by $29 thousand in the quarter to quarter comparison, and $111 thousand in the year-over-year comparison. FDIC assessments increased by $183 thousand for the year ended December 31, 2020 compared to the year ended December 31, 2019 due to the Small Bank Assessment Credits received from the FDIC in 2019.

In total, income before taxes decreased by $1.6 million in 2020 compared to 2019. Income tax expense decreased by $335 thousand over the prior year, resulting in a decrease in net income of $1.3 million for the year ended December 31, 2020, compared to the same period in 2019. Net income for 2020 totaled $5.9 million or $0.97 per share, compared to $7.2 million, or $1.16 per share for 2019.

Forward-looking statements

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934 as amended. These include statements as to expectations regarding future financial performance and any other statements regarding future results or expectations. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by the use of words such as "believe," "expect," "intend," "anticipate," "estimate," or "project" or similar expressions. Our ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the combined company and its subsidiaries include, but are not limited to: changes in interest rates, general economic conditions; the effects of the COVID-19 pandemic, including the Company’s credit quality and business operations, as well as its impact on general economic and financial market conditions; the effect of changes in banking, tax and other laws and regulations and interpretations or guidance thereunder; monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality and composition of the loan and securities portfolios; demand for loan products; deposit flows; competition; demand for financial services in the combined company’s market area; the implementation of new technologies; the ability to develop and maintain secure and reliable electronic systems; and accounting principles, policies, and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. We undertake no obligation to update or clarify these forward‐looking statements, whether as a result of new information, future events or otherwise.

(See Attached Financial Statements for quarter ending December 31, 2020)

Parkway Acquisition Corp.

Condensed Consolidated Balance Sheets

December 31, 2020; September 30, 2020; December 31, 2019

	December 31,	September 30,	December 31,
(dollars in thousands except share amounts)	2020	2020	2019
	(Unaudited)	(Unaudited)	(Audited)
Assets
Cash and due from banks	$10,009	$9,638	$8,388
Interest-bearing deposits with banks	84,863	36,106	34,861
Federal funds sold	817	888	1,138
Investment securities available for sale	33,507	30,411	32,881
Restricted equity securities	2,416	2,416	2,394
Loans	664,095	677,737	570,353
Allowance for loan losses	(4,900)	(4,794)	(3,893)
Net loans	659,195	672,943	566,460
Cash value of life insurance	18,304	18,179	17,855
Properties and equipment, net	26,591	26,835	23,437
Accrued interest receivable	2,355	2,665	2,072
Core deposit intangible	2,359	2,522	3,070
Goodwill	3,257	3,257	3,257
Deferred tax assets, net	1,019	1,454	985
Other assets	10,695	9,650	9,492
Total assets	$855,387	$816,964	$706,290

Liabilities
Deposits
Noninterest-bearing	$231,852	$221,026	$165,900
Interest-bearing	523,676	492,990	445,311
Total deposits	755,528	714,016	611,211

Borrowings	10,000	15,375	10,000
Accrued interest payable	124	212	132
Other liabilities	4,629	3,686	3,519
Total liabilities	770,281	733,289	624,862

Stockholders’ Equity
Common stock and surplus	39,740	39,885	40,752
Retained earnings	45,887	44,206	41,600
Accumulated other comprehensive loss	(521)	(416)	(924)
Total stockholders’ equity	85,106	83,675	81,428
Total liabilities and stockholders’ equity	$855,387	$816,964	$706,290
Book value per share	$14.08	$13.81	$13.27
Tangible book value per share	$13.15	$12.85	$12.24

Asset Quality Indicators
Nonperforming assets to total assets	0.56%	0.60%	0.70%
Nonperforming loans to total loans	0.72%	0.73%	0.87%
Allowance for loan losses to total loans	0.74%	0.71%	0.68%
Allowance for loan losses to nonperforming loans	102.02%	97.02%	78.19%

Parkway Acquisition Corp.

Condensed Consolidated Statement of Operations

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
(dollars in thousands except share amounts)	2020	2020	2019	2020	2019
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
Interest income
Loans and fees on loans	$8,280	$7,631	$7,465	$30,770	$29,177
Interest-bearing deposits in banks	38	23	143	214	288
Federal funds sold	-	-	8	3	249
Interest on securities	150	154	198	630	967
Dividends	47	12	49	127	121
	8,515	7,820	7,863	31,744	30,802
Interest expense
Deposits	839	848	812	3,347	2,852
Interest on borrowings	22	26	14	93	17
	861	874	826	3,440	2,869
Net interest income	7,654	6,946	7,037	28,304	27,933

Provision for loan losses	162	291	(10)	1,189	655
Net interest income after provision for loan losses	7,492	6,655	7,047	27,115	27,278

Noninterest income
Service charges on deposit accounts	397	354	468	1,441	1,652
Other service charges and fees	543	562	480	2,115	2,004
Net realized gains on securities	-	103	4	315	49
Mortgage origination fees	154	185	160	720	459
Increase in cash value of life insurance	125	108	118	449	442
Other income	52	85	80	257	309
	1,271	1,397	1,310	5,297	4,915
Noninterest expenses
Salaries and employee benefits	3,952	3,590	3,520	14,603	13,245
Occupancy and equipment	830	852	756	3,240	2,953
Foreclosed asset expense, net	-	2	1	2	3
Data processing expense	432	450	414	1,765	1,546
FDIC Assessments	98	60	(5)	233	50
Advertising	201	192	162	683	603
Bank franchise tax	140	133	105	505	438
Director fees	151	79	151	361	356
Professional fees	87	128	187	462	667
Telephone expense	86	101	89	370	371
Core deposit intangible amortization	163	163	192	711	822
Other expense	531	529	623	2,163	2,204
	6,671	6,279	6,195	25,098	23,258
Net income before income taxes	2,092	1,773	2,162	7,314	8,935

Income tax expense	411	358	441	1,445	1,780
Net income	$1,681	$1,415	$1,721	$5,869	$7,155

Net income per share	$0.28	$0.23	$0.28	$0.97	$1.16
Weighted average shares outstanding	6,054,579	6,060,775	6,143,253	6,075,819	6,184,133
Dividends declared per share	$0.00	$0.13	$0.00	$0.26	$0.24